Exhibit 4.26

5 August 2020

Warrant Agreement

dated as of August 07, 2020

by and between

WISeKey International Holdings Ltd General-Guisan-Strasse 6, 6300 Zug, Switzerland	(hereinafter the Company)

and

Crede CG III, Ltd Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda	(hereinafter the Warrant Holder)
(the Company and the Warrant Holder each a Party and together the Parties)

regarding the grant by the Company of the Warrant Right (as defined herein)

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WHEREAS

A.	The Company is a Swiss stock corporation (Aktiengesellschaft), registered with the commercial register of the Canton of Zug, Switzerland, under identification number CHE143.782.707 and with registered office at General-Guisan-Strasse 6, 6300 Zug, Switzerland.

B.	As of the date hereof, the Company’s share capital registered in the commercial register of the Canton of Zug, Switzerland, consists of (i) 34,617,813 registered shares, par value CHF 0.05 each (including any newly issued registered shares with a nominal value of CHF 0.05, the Class B Shares) and (ii) 40,021,988 registered shares with a nominal value of CHF 0.01 each. The Class B Shares are listed on the SIX (ISIN: CH0314029270).

C.	The Warrant Holder is a limited company incorporated in Bermuda, with registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, and is providing financing to the Company under the terms of a certain convertible loan agreement, dated as of [■], 2020 (the Convertible Loan Agreement) executed by and between the Parties concurrently with this warrant agreement (the Agreement).

D.	As provided under the Convertible Loan Agreement, the Parties wish to enter into this Agreement to provide for the terms and conditions pursuant to which the Warrant Holder is entitled to acquire Class B Shares in the Company based on a warrant right granted by the Company to the Warrant Holder.

Now, therefore, the Parties agree as follows:

1.	Definitions

Capitalized terms used in this Agreement have the meanings assigned to such terms as set forth in the body of this Agreement and referenced in Annex 1 to this Agreement.

2.	Warrant Grant

(a)	The Company hereby grants the Warrant Holder the right (such right, the Warrant Right) to acquire, upon delivery by the Warrant Holder of the Exercise Notice in accordance with Section 3, 1,675,885 Class B Shares (such Class B Shares, subject to the adjustments pursuant to the terms of Section 6, the Warrant Shares) at the Exercise Price during the Exercise Period. For the avoidance of doubt, the Warrant Holder shall not have any right to acquire ADSs.

(b)	The Warrant Right shall be deemed granted subject to the Convertible Loan Agreement becoming effective pursuant to the terms thereof (such date hereinafter referred to as the Effective Date), with effect as of the Effective Date. If the Convertible Loan Agreement does not become effective pursuant to its terms, this Agreement and all rights and obligations of the Parties hereunder, with the exception of the provisions pursuant to Section 7, shall lapse, without any liability of one Party to the other Party.

(c)	The Warrant may be exercised at any date and time between effective Disbursement pursuant to the terms of the Convertible Loan Agreement and the close of business on the third anniversary of the Effective Date (the Exercise Period).

(d)	The Parties agree that the Company grants the Warrant Holder the Warrant Right as additional consideration for the Warrant Holder’s provision of financing under the terms of the Convertible Loan Agreement and accordingly, no additional consideration shall be due and payable by the Warrant Holder to the Company in respect of the grant of the Warrant Right hereunder.

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3.	Warrant Exercise

(a)	In order to exercise the Warrant Right, the Warrant Holder shall:

(i)	submit to the Company (and/or to such other office, agency or bank of the Company as the Company may designate by giving written notice to the Warrant Holder) during the Exercise Period an exercise notice substantially in the form as set forth in Annex 2 (the Exercise Notice); and

(ii)	pay a USD amount by wire transfer of immediately available funds corresponding to the result of (A) the Exercise Price, multiplied by (B) the number of the Warrant Shares (the Aggregate Exercise Price) to the account of the Company held with a Swiss bank, as notified to the Warrant Holder by the Company.

(b)	The Company shall deliver any objection to the Exercise Notice within two (2) Trading Days after receipt of the Exercise Notice, after which the Parties shall agree in good faith on any issue raised by the Company within another two (2) Trading Days.

4.	Issue and Delivery of the Warrant Shares

(a)	As soon as reasonably practicable after receipt of the Exercise Notice and the receipt of the Aggregate Exercise Price, but in no event later than two (2) Trading Days after the receipt of the Exercise Notice and the receipt of the Aggregate Exercise Price, the Company shall (or cause its transfer agent or other agent to) deliver via Euroclear the Warrant Shares to the Warrant Holder by crediting the deposit account of the Warrant Holder (as designed by the Warrant Holder) and register the Warrant Holder, subject to applicable general limitations in the Company’s Articles of Association as in effect from time to time, in the Company’s share register for the number of Warrant Shares to which the Warrant Holder is entitled pursuant to the terms of this Agreement and the Exercise Notice.

(b)	The Company may deliver the Warrant Shares at its discretion out of the Company’s conditional share capital or out of Class B Shares held by it or any of its subsidiaries in treasury. No fractional shares shall be issued under this Agreement.

(c)	The Company represents and warrants that the Warrant Shares when delivered to the Warrant Holder in accordance with the terms of this Agreement shall be freely transferable and fully fungible with the Class B Shares outstanding at that time.

(d)	The Company shall indemnify the Warrant Holder for any withholding or deduction for or on account of, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of Switzerland, or any political subdivision or any authority thereof or therein having power to tax, in connection with the issuance and/or delivery of the Warrant Shares.

5.	Availability of Share Capital

As long as the Warrant Right remains exercisable under this Agreement, the Company shall at all times have reserved a sufficient number of Class B Shares under its conditional share capital (bedingtes Aktienkapital) and/or hold, directly or indirectly through one of its subsidiaries, Class B Shares in treasury deliverable for purposes of this Agreement. The Company represents that all Warrants Shares issuable and/or deliverable hereunder will, subject to and upon submission of the Exercise Notice and payment of the Aggregate Exercise Price as set forth in Section 3(a)(ii), be duly authorized, validly issued, fully paid and non-assessable.

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6.	Adjustments

(a)	If at any time during which the Warrant Right remains outstanding and unexpired, the Class B Shares are split, subdivided or combined into a different number of shares or securities of the same class, the number of Warrant Shares to which the Warrant Holder is entitled upon exercise of the Warrant Right shall be proportionately increased in case of a split or subdivision, and conversely, the number of Warrant Shares issuable upon exercise of the Warrant Right shall be proportionately decreased in case of a combination.

(b)	If at any time during which the Warrant Right remains outstanding and unexpired, the Company, by reclassification of shares or otherwise, changes any of the Class B Shares into the same or a different number of shares or securities of any other class or classes, the Warrant Right shall, upon effectiveness of such reclassification, represent the right to purchase such number and kind of shares or securities as would have been issuable and/or deliverable as the result of such change with respect to the shares or securities that were subject to the purchase rights under the Warrant Right immediately prior to such reclassification or other change and the number of Warrant Shares shall therefore be adjusted, to the extent required, to maintain the entitlements under the Warrant Right as at the time the Warrant Right has been granted.

(c)	In the event of a merger, combination or reorganization of the Company, as a result of which an entity other than the Company becomes the listed parent of the current group headed by the Company {including in case of a combination with a listed company through a reverse merger or otherwise), the Company shall undertake reasonable best efforts to procure, to the extent in its power, that the Warrant Right is replaced by warrants or similar rights of the new (listed) parent that confer substantially the same rights.

(d)	For the avoidance of doubt, if at any time during which the Warrant Right remains outstanding and unexpired the Company:

(i)	increases its ordinary share capital; and/or

(ii)	increases or creates additional authorized share capital and/or conditional share capital; and/or

(iii)	issues new conversion, exchange, option or other exercise rights that are not covered by existing or newly created ordinary share capital, authorized share capital and/or conditional share capital, the number of Warrant Shares issuable and/or deliverable upon exercise of the Warrant Right shall not be adjusted.

(e)	Irrespective of any protection rights set forth in this Section 5, article 653d para. 2 of the Swiss Code of Obligations shall remain reserved.

7.	Other Provisions

7.1	Taxes

The issuance and/or delivery of Warrant Shares shall be made without charge to the Warrant Shares of any issue or transfer tax in respect of the issuance and/or delivery of such Warrant Shares (other than, for the avoidance of doubt, standard banking costs customarily charged to the recipient of securities), all of which taxes shall be paid by the Company.

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7.2	Representations │Covenants of the Warrant Holder

The Warrant Holder represents and warrants to the Company that it is (i) a person other than a “U.S. person” as defined in Regulation S under the U.S. Securities Act of 1933, as amended (the Securities Act) and hereinafter used as so defined) and located outside the United States and (ii) an “accredited investor” (as defined in Regulation D under the Securities Act).

The Warrant Holder acknowledges and understands that any Warrant Shares acquired by it under the terms of this Agreement (for purposes of this Section 7.2, the Relevant Shares) may be issued as “Restricted Securities”, and agrees that so long as any Relevant Shares are “Restricted Securities”, it will segregate any Relevant Shares from any other Company shares or ADS that it holds that are not “Restricted Securities”, will not deposit any Relevant Shares in an unrestricted depositary receipt facility (including the Company’s ADSs facility in the United States) and will only transfer any Relevant Shares as further set forth below in this Section 7.2. The Warrant Holder further acknowledges and understands that any Relevant Shares are being offered and sold to it pursuant to an exemption from registration under the Securities Act, or a transaction not subject to, the registration requirements of the Securities Act in a transaction not involving a public offering of securities in the United States and that any Relevant Shares have not been and will not be registered under the Securities Act or with any state or other jurisdiction of the United States. The Warrant Holder agrees and covenants that so long as any Relevant Shares are “Restricted Securities”, they may not be reoffered, resold, pledged or otherwise transferred except (i) outside the United States in an offshore transaction in accordance with Rule 903 or 904 of Regulation S under the Securities Act or (b) pursuant to Rule 144 under the Securities Act (if available) or pursuant to another available exemption, if any, from registration under the Securities Act, and that, in each case, such offer, sale, pledge or transfer must be made in accordance with all applicable securities laws of each state of the United States and the securities laws of any other relevant jurisdiction, as then in effect. The Warrant Holder agrees to notify any transferee to whom it subsequently reoffers, resells, pledges or otherwise transfers the Relevant Shares of the restrictions set forth herein. In addition, prior to any such subsequent reoffer, resell, pledge or otherwise transfer the Relevant Shares, the Warrant Holder will obtain from such transferee a written undertaking to comply with the transfer restrictions set forth herein.

7.3	Notices

(a)	All notices or other communications to be given under or in connection with this Agreement shall be in writing and delivered by hand or sent (postage prepaid) by registered, certified or express mail (return receipt requested), courier, facsimile or by electronic transmission in .pdf format or similar format as follows:

if to the Warrant Holder:	Ariel Davis Crede CG III, Ltd 2120 Colorado Blvd, Suite 230 Santa Monica, CA 90404 Los Angeles, CA 90025 Tel: +1 (310) 444-4346 Email: Ariel@crede.com Fax: +1 (310) 444-4394

with a copy to:	Michael Wachs Crede Capital Group, LLC 211 East 43rd Street -4th Floor, NY, NY 10017 Tel: +1 (646) 278-6785 Email: michael@crede.com Fax: +1 (212) 732-1131

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if to the Company:	Peter Ward, Chief Financial Officer WISeKey International Holding Ltd Chief Financial Officer General-Guisan-Strasse 6, 6300 Zug Switzerland Email: pward@wisekey.com Fax: +41 22 594 30 01

with a copy to:	David Oser Homburger AG Prime Tower Hardstrasse 201 8005 Zurich, Switzerland Email: david.oser@homburger.ch Fax: +41 43 222 15 00

(b)	Notices delivered by hand shall be deemed delivered when actually delivered. Notices given by courier shall be deemed delivered on the date delivery is promised by the courier. Notices given by facsimile or by electronic transmission shall be deemed given on the date of receipt (if a Business Day), otherwise the first Business Day following receipt; provided that a notice delivered by facsimile or electronic transmission shall only be effective if such notice is also delivered by hand, registered mail, or given by courier on or before two (2) Business Days after its delivery by facsimile or electronic transmission.

7.4	Entire Agreement

This Agreement, including the Schedules, Annexes and any other documents referred to herein, constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof, and supersedes all prior oral or written agreements and understandings of the Parties relating to such subject matter.

7.5	Amendment and Waiver

This Agreement may only be modified or amended by a document signed by both Parties. Compliance with any term or provision contained in this Agreement by the Party that was or is obligated to comply or perform with such term or provision may only be waived by a document signed by the Party waiving such compliance.

7.6	No Assignment

The Warrant Holder shall not have the right to assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company.

7.7	Confidentiality

The Warrant Holder agrees to keep all information under or in connection with this Agreement confidential and not to disclose such information to anyone other than its agents, Affiliates, and counsel, as long as it remains non-public, save to the extent required by law, regulation, administrative or court order. For the avoidance of doubt, nothing in this Agreement shall limit the Company from complying with its applicable disclosure obligations based on applicable law and regulations, including stock exchange regulations.

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7.8	Severability

If any part or provision of this Agreement or the application of any such part or provision to any Person or circumstance shall be held to be invalid, illegal or unenforceable in any respect by any competent arbitral tribunal, court, governmental or administrative authority, (a) such invalidity, illegality or unenforceability shall not affect any other part or provision of this Agreement or the application of such part or provision to any other Person or circumstances, and (b) the Parties shall endeavour to negotiate a substitute provision that best reflects the economic intentions of the Parties without being invalid, illegal or unenforceable, and shall execute all agreements and documents required for its implementation.

7.9	Counterparts; Delivery by Electronic Transmission

This Agreement may be executed and delivered by each party in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute one and the same Agreement. This Agreement and any other transaction document relating to this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (e.g., email delivery in .pdf format or similar format), shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

8.	Governing Law and Jurisdiction

(a)	This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the Parties hereunder, or the interpretation and enforcement of the rights and duties of the Parties, whether arising in contract, tort or otherwise, shall be governed by and construed in accordance with the substantive laws of Switzerland.

(b)	The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out of or in connection with or related to this Agreement (or subsequent amendments thereof), including, without limitation, disputes, claims or controversies regarding its existence, validity, interpretation, performance, breach or termination, shall be the city of Zurich, Switzerland.

[Signatures on the Next Page]

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IN WITNESS WHEREOF, the Company and the Warrant Holder, each by its duly authorized officers, have executed this Agreement as of the day and year first written above.

WISeKey International Holding Ltd /s/ Carlos Moreira
Carlos Moreira Chief Executive Officer and Chairman of the Board of Directors	/s/ Peter Ward Peter Ward Chief Financial Officer and Member of the Board of Directors

Crede CG III, Ltd /s/ Terren Peizer
Terren Peizer Chief Executive Officer and Chairman

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Annex 1 │Definitions

A.       Terms Defined in the Body of the Agreement

Aggregate Exercise Price	3	Parties	1
Agreement	2	Party	1
Class B Shares	2, 12	Relevant Shares	5
Company	1	Warrant Agreement	12
Convertible Loan Agreement	2	Warrant Holder	1
Effective Date	2	Warrant Right	2, 12
Exercise Notice	3	Warrant Shares	2
Exercise Period	3

B.        Other Definitions

As used in this Agreement in capitalized form, the following terms shall have the following meaning:

ADS means American Depositary Shares representing Class B Shares.

Affiliate shall mean a Person that exercises Control over a second Person, or is under Control by it, or is under common Control by the same Person.

Business Day means a day (other than a Saturday, Sunday or public holiday) when banks in Zurich, Switzerland, are open for business.

Control shall be deemed to exist if a Person (either alone or with its Affiliates) owns more than half of the voting rights or equity capital of a Person, or is otherwise able to exercise a controlling influence over another Person.

Exercise Price shall be CHF 1.65.

Person means any individual, sole proprietorship, partnership, joint venture, trust, limited liability company, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

SIX means SIX Swiss Exchange Ltd. and the stock exchange operated by it.

Trading Days means any day that is a trading day on the SIX.

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Peter Ward, Chief Financial Officer

WISeKey International Holding Ltd

Chief Financial Officer

General-Guisan-Strasse 6, 6300 Zug

Switzerland

E-mail: pward@wisekey.com

[bank designated by the Company]

Annex 2 | Form of Exercise Notice

Ladies and Gentlemen:

The undersigned is the holder of a warrant right (the Warrant Right) granted to it by the Company on July 30, 2020 pursuant to the terms of the warrant agreement (the Warrant Agreement), such Warrant Right representing the right of the undersigned to purchase and receive from the Company, and the obligation of the Company to issue and/or deliver to the Warrant Holder, _____ registered shares, par value CHF 0.05 each (the Class B Shares), subject to and upon payment by the Warrant Holder of the Aggregate Exercise Price to the Company or the bank designated by the Company by wire transfer of immediately available funds. A copy of the Warrant Agreement is attached hereto as Annex 2.1.

Capitalized terms shall have the meaning set forth in the Warrant Agreement dated as of [■], 2020.

We refer to the conditional share capital of the Company pursuant to article 4b of the Articles of Association of the Company and hereby exercise our Warrant Right pursuant to Section 2 of the Warrant Agreement. Concurrently with such exercise, we confirm that irrevocable instructions in relation to the payment of the Aggregate Exercise Payment by wire transfer in immediately available funds have been made to the following bank account of the Company: ___________.

The newly issued Class B Shares shall be delivered via Euroclear to: _________________

Yours sincerely,

Crede CG III, Ltd

_______________________________